Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

JMills@icrinc.com

eDiets® Announces Q2 2007 Results

Major Shareholder Commits To $10M Investment

FORT LAUDERDALE, FL, August 14, 2007 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the power of the Internet to bring weight loss solutions to everyone, today announced results for the second quarter ended June 30, 2007.

Revenues from continuing operations for the second quarter of 2007 were $7.6 million, compared to $13.6 million for the same period last year. Loss from continuing operations for the quarter was $1.4 million, or $0.06 per diluted share compared to a loss of $0.6 million and $0.03 per diluted share for the second quarter of 2006. Adjusted EBITDA*, defined as net income before interest, taxes, depreciation, amortization, stock- based compensation, discontinued operations and severance charges, for the quarter ended June 30, 2007 was a loss of $0.3 million compared to a loss of $0.1 million for the comparable period last year.

For the six months ended June 30, 2007, the Company recorded revenues of $16.0 million compared $27.1 million for the same period last year. Loss from continuing operations was $2.7 million or $0.11 per share, compared to a loss of $4.1 million or $0.18 per share for the first six months of 2006. Adjusted EBITDA loss for the first half of 2007 totaled $0.8 million compared to $2.4 million in the comparable year period.

Operating Highlights:

•	Epicurious.Com picks eDiets DeliciouslyYours as best diet meal delivery service

•	TV ad testing begins for core subscription business and meal delivery service

•	Corporate Services contracts grew 125% to 18 contracts year-over-year

•	Experienced Chief Merchant joins management team

•	Technology integration and upgrade on-track for completion by end of 2007

“We are streamlining the operations and organization of eDiets.com, so we can capitalize on our strengths and build an even more competitive and profitable platform in the online health and wellness market,” said Steve Rattner, President. “Our integration is well underway and we plan to complete our eDiets.com technology platform later this year. We continue to focus on creating consumer demand for our new meal delivery program and preparing for the key diet season in early 2008, including increasing our advertising efforts and developing new flexible and healthy meal plan options. As we continue to rebuild and reposition eDiets, we are maintaining a disciplined approach to managing our overhead expenses and our cash flow.”

Mr. Rattner added, “Subsequent to the quarter close, we entered into an agreement with Prides Capital, the Company’s major shareholder, which allows for up to $10 million in borrowings in the form of senior secured notes. The financing is expected to close on August 31, 2007 and we anticipate using the proceeds to invest in opportunities to grow the business, such as advertising for our meal delivery program and our IT upgrade, and for general corporate purposes.”

Kevin Richardson, Prides Capital’s Managing Partner and Chairman of eDiets’ Board, commented on the transaction, “Taking into account the potentially dilutive effect of an equity offering, we determined that a debt financing would best serve our shareholders’ interests. We chose to invest in eDiets because we saw tremendous growth opportunities in the nutrition and healthy living marketplace and this investment serves to reinforce our conviction. We continue to believe that eDiets has strong brand name recognition and a robust community in the diet space, and we are confident that management is repositioning the company to best capitalize on the market expansion.”

Conference Call:

The company will host a conference call to discuss the second quarter results at 8:30 a.m. Eastern Time on Wednesday, August 15, 2007. Participants may access the call by dialing 800-901-5259 (domestic) or 617-786-4514 (international), passcode 98316679. In addition, the call will be webcast via the Investor Relations section of the company’s web site at www.ediets.com, where it will also be archived. A telephone replay will be available through Wednesday, August 22, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 19794043.

About eDiets.com

eDiets.com, Inc. is a premier online diet, fitness, and healthy living destination offering professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Fort Lauderdale, FL, eDiets.com operates Web sites at www.eDiets.com and www.eFitness.com. For more information about eDiets.com, please call (954) 360-9022 or visit www.eDiets.com.

* Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies

Net (loss) income is the GAAP financial measure most directly comparable to adjusted EBITDA. A reconciliation of net (loss) to adjusted EBITDA is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net loss	$(1,442)	$(788)	$(2,699)	$(4,358)

Interest, net	(24)	(42)	(66)	(145)

Income tax provision	83	38	142	46

Depreciation	215	219	447	454

Amortization of Intangibles	302	148	604	157

Stock-based compensation	532	179	717	685

Discontinued operations	—	191	—	274

Severance Charges	69	—	85	475

Adjusted EBITDA	$(265)	$(55)	$(770)	$(2,412)

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward- looking statements.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Continuing Operations:
Revenues:
Membership	$5,124	$10,775	$11,256	$21,337

Other revenue	2,427	2,806	4,739	5,752

Total revenues	7,551	13,581	15,995	27,089

Cost and expenses:

Cost of revenue	1,508	2,536	3,201	5,357

Technology and development	1,017	761	1,891	1,353

Sales, marketing and support	4,416	8,771	9,569	19,972

General and administrative	1,671	1,969	3,351	4,430

Amortization of Intangibles	302	148	604	157

Total cost and expenses	8,914	14,185	18,616	31,269

Loss from continuing operations	(1,363)	(604)	(2,621)	(4,180)

Other income, net	4	45	64	142

Income tax provision	(83)	(38)	(142)	(46)

Net loss from continuing operations	(1,442)	(597)	(2,699)	(4,084)

Discontinued Operations:
Loss from operations, net of tax	—	(191)	—	(274)

Net loss	$(1,442)	$(788)	$(2,699)	$(4,358)

Basic and diluted loss per share:
Loss from continuing operations	$(0.06)	$(0.03)	$(0.11)	$(0.18)

Loss from discontinued operations	—	—	—	(0.01)

Net loss	$(0.06)	$(0.03)	$(0.11)	$(0.19)

Weighted average common and common equivalent shares outstanding
Basic and diluted	24,748	22,941	24,707	22,402

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(54)	$(2,857)	$(1,560)	$(3,017)
Investing	(270)	(9,674)	(1,677)	(9,820)
Financing	149	8,551	163	9,036

	June 30, 2007	December 31, 2006
BALANCE SHEET DATA:
Cash and cash equivalents	$2,936	$6,015
Total assets	23,793	27,544
Deferred Revenue	3,914	4,401
Long-term debt (excluding capital leases)	—	—
Stockholder’s equity	14,495	16,196

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